EXHIBIT 99.1

KeyW Reports Fourth-Quarter and Full Year 2018 Financial Results

•	Fourth-quarter revenue of $126.3 million, $506.8 million for fiscal year 2018

•	Fourth-quarter operating loss of $0.2 million; $7.9 million operating income for fiscal year 2018

•	Fourth-quarter adjusted EBITDA (see table 1 below) of $12.0 million (9.5% of revenue) and $49.6 million (9.8% of revenue) for fiscal year 2018

•	Fourth-quarter awards of $112 million; full-year awards of $675 million, or 1.3 times revenue; of which, $515 million was new business and on-contract growth

•	Company issues fiscal 2019 financial guidance

HANOVER, Md., March 12, 2019 (GLOBE NEWSWIRE)—The KeyW Holding Corporation (NASDAQ: KEYW), today announced fourth-quarter and full year 2018 financial and operating results.

CEO Commentary

"We had a successful fourth quarter as we recorded revenue that was consistent with our full-year guidance, delivered adjusted EBITDA that exceeded expectations and paid down additional debt," said Bill Weber, KeyW’s president and chief executive officer. "We are successfully executing our strategy to generate attractive prime contract awards, protect our base and deliver advanced solutions for our customers in the areas of ISR, Cyber, and Analytics. We entered 2019 with strong fundamentals in place - a high-quality pipeline, a robust federal spending environment and a talented team positioned to drive growth and increase shareholder value."

Fourth-Quarter 2018 Results

Revenues of $126.3 million for the quarter decreased by $0.6 million compared to the prior-year quarter. The slight decrease was caused by a reduction in flight services revenue, two unplanned federal holidays and weather-related facility closures in December, and was partially offset by an increase in product solution sales.

Operating loss for the quarter was $0.2 million, compared with operating income of $4.3 million in the prior-year quarter. The operating loss in the quarter resulted primarily from $4.3 million of non-cash and non-recurring asset impairment expenses and slightly higher amortization expense.

GAAP net loss for the quarter was $5.5 million, or ($0.11) per diluted share compared to GAAP net income of $15.6 million, or $0.31 per diluted share in the prior-year quarter. The variance is due primarily from a non-cash tax benefit recognized in the prior year quarter associated with the revaluation of deferred tax assets and liabilities from the enactment of the Tax Cuts and Jobs Act as well as the $4.3 million of asset impairment expenses recognized in the current year quarter.

Adjusted EBITDA for the quarter was $12.0 million, or 9.5% of revenue, compared to $14.2 million, or 11.2% of revenue, in the prior-year quarter. The variance in Adjusted EBITDA was driven primarily by higher software solution sales and lower operating expense in the prior-year quarter partially offset by strong program performance this quarter.

Net cash provided by operating activities was $13.0 million for the for the full year 2018, of which $13.1 million was generated in the fourth quarter. Operating cash flow improved sequentially throughout the year driven by cash earnings and an improvement in Days Sales Outstanding (DSO). DSO declined to 63 days during the fourth quarter, which is in line with historical levels. In the fourth quarter, based on this strong cash flow, the company paid down $5.0 million of its’ First Lien Term Loan facility, and cash and cash equivalents at December 31, 2018, were $36.1 million.

Full-Year 2018 Results

Full-year 2018 revenue was $506.8 million, compared with full-year revenue for 2017 of $441.6 million, an increase of 14.8%, which is primarily attributable to contracts acquired through the acquisition of Sotera.

The net loss for 2018 was $22.3 million, compared with a net loss of $13.4 million in 2017. The higher net loss in 2018 was attributable to a non-cash tax benefit recognized in the prior year associated with the revaluation of deferred tax assets and liabilities from the enactment of the Tax Cuts and Jobs Act as well as other one-time non-cash expenses recognized in the current year. Diluted GAAP net loss per share in 2018 was ($0.45), compared with diluted GAAP net loss per share of ($0.27) in 2017 due to the factors impacting net loss.

Adjusted EBITDA for 2018 was $49.6 million, or 9.8% of revenue compared with $40.2 million, or 9.1% of revenue in 2017, attributable to the increase in revenue and higher profitability driven by strong program performance.

Business Development Highlights and Contract Awards

KeyW reported total backlog at December 31, 2018 of $1.1 billion, the same level as the quarter-ending September 30, 2018. In addition, the company reported approximately $1.9 billion in proposals submitted and awaiting award as of December 31, 2018.

Fourth-quarter awards were largely focused on development of advanced sensor payloads, intelligence fusion, intelligence analysis and operational cyber training.

Fourth-quarter awards were almost exclusively new business and base growth - 56 percent is new business and 42 percent is on-contract growth. The new business will ramp up over an approximate 6-month time frame and will begin contributing to revenue late in the second quarter of 2019.

Full-year 2018 awards were $675 million, of which 61 percent, or $411 million is new business and 15 percent, or $104 million is on-contract growth. The vast majority of the awards are considered differentiated programs in which the company demonstrated unique technical capabilities in its proposed solution. These programs were awarded in the Intelligence Community and high-end defense science and technology customer segments, and will deliver unique mission capabilities for our customers.

2019 Financial Outlook

The table below summarizes the company’s fiscal year 2019 guidance.

Fiscal 2019 Guidance
Revenue	$510 million - $530 million
Adjusted EBITDA	$48 million - $52 million
Cash flows provided by operating activities	$19 million - $34 million

Adjusted EBITDA, a Non-GAAP measure excludes: non-cash expenses related to depreciation, intangible amortization and share based compensation; acquisition, integration, and restructuring costs; loss on extinguishment of debt; non-cash asset impairment charges; and other non-recurring expenses. See KeyW’s non-GAAP financial measures and the related reconciliation to GAAP measures included elsewhere in this release.

The Company does not provide a reconciliation of forward-looking adjusted EBITDA (non-GAAP) to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income being materially less than is indicated by estimated adjusted EBITDA (non-GAAP).

Conference Call Information

KeyW will host a conference call and webcast today, March 12, 2019, at 8:00 a.m. ET. Management will review the company's fourth-quarter and full-year 2018 financial results, followed by a question-and-answer session. Listeners may access a presentation on the company’s website summarizing fourth-quarter and full-year 2018 results and providing additional information regarding 2019 guidance.

Interested parties will be able to connect to the webcast on the Investor Relations page of the website, https://www.keywcorp.com/investor-relations/, on March 12, 2019. Prospective attendees may register for an email reminder about the webcast on the Events and Presentations tab, also found on the Investor Relations page. The conference call dial-in number is 1-877-451-6152 and conference ID 13686623. The international dial-in number is 1-201-389-0879.

The company will post an archive of the webcast following the call on the KeyW Investor Relations page.
About KeyW

KeyW is an innovative national security solutions provider to the Intelligence, Cyber, and Counterterrorism communities. KeyW’s advanced technologies in cyber; intelligence, surveillance and reconnaissance; and analytics span the full spectrum of customer missions and enhanced capabilities. The company’s highly skilled workforce solves complex customer challenges such as preventing cyber threats, transforming data to actionable intelligence, and building and deploying sensor packages into any domain. For more information, please visit www.KeyWCorp.com or follow @KeyWCorp on Twitter.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to: statements about our future expectations, plans and prospects; our full-year 2019 revenue and adjusted EBITDA and cash flow provided by operating activities estimates under the heading “2019 Financial Outlook”; and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities,” and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to, the outcome of the modification of our largest flight services program, our ability to ultimately realize revenue from bookings and awards reported in this press release, and those risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 12, 2019 and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KeyW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise, unless required by law.

Media Contact: Karen Coker Director, Corporate Communications 443.733.1613 communications@keywcorp.com	Investor Contact: Mark Zindler Vice President, Investor Relations and Treasury 703.817.4908 investors@keywcorp.com

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017 (1)	2018	2017 (1)
Revenue	$126,268	$126,878	$506,840	$441,586
Cost of revenue, excluding amortization	93,025	96,594	374,838	332,716
Operating expenses	26,438	23,454	107,700	105,126
Intangible amortization expense	2,721	2,558	12,120	11,416
Asset impairment charges	4,266	—	4,266	—
Operating (loss) income	(182)	4,272	7,916	(7,672)
Interest expense, net	6,433	4,663	23,407	17,015
Loss on extinguishment of debt	81	—	11,676	—
Other non-operating income, net	(30)	(61)	(153)	(436)
Loss before income taxes	(6,666)	(330)	(27,014)	(24,251)
Income tax benefit, net	(1,165)	(15,901)	(4,734)	(10,862)
Net (loss) income	$(5,501)	$15,571	$(22,280)	$(13,389)

Weighted average common shares outstanding
Basic	49,912	49,802	49,833	48,921
Diluted	49,912	49,838	49,833	48,921

(Loss) income per share
Basic	$(0.11)	$0.31	$(0.45)	$(0.27)
Diluted	$(0.11)	$0.31	$(0.45)	$(0.27)
(1) The balances for the three and twelve months ended December 31, 2017, have been revised to reflect the correction of certain errors that management has determined are not material. Also as the Company adopted the requirements of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, as amended as of January 1, 2018, using the modified retrospective method, there is a lack of comparability to the prior periods presented.

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (unaudited)
(In thousands, except par value per share amounts)

	December 31, 2018	December 31, 2017 (1)
ASSETS
Current assets:
Cash and cash equivalents	$36,133	$17,832
Accounts receivable, net	27,661	49,880
Unbilled receivables, net	59,357	37,785
Inventories, net	24,111	24,337
Prepaid expenses	2,797	2,266
Income tax receivable	155	210
Assets held for sale	2,296	—
Total current assets	152,510	132,310
Property and equipment, net	21,073	36,141
Goodwill	455,197	455,197
Other intangibles, net	43,604	57,045
Other assets	3,597	2,913
TOTAL ASSETS	$675,981	$683,606
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,578	$25,609
Accrued expenses	17,236	15,545
Accrued salaries and wages	32,036	29,341
Term loan – current portion, net of discount	—	6,750
Convertible senior notes – current portion, net of discount	22,040	—
Deferred revenue	1,622	6,090
Other current liabilities	4,230	2,317
Total current liabilities	92,742	85,652
Convertible senior notes – non-current portion, net of discount	—	138,998
Term loan – non-current portion, net of discount	268,924	120,627
Deferred tax liability, net	13,955	19,367
Other non-current liabilities	10,130	11,444
TOTAL LIABILITIES	385,751	376,088
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized, none issued	—	—
Common stock, $0.001 par value; 100,000 shares authorized, 49,996 and 49,876 shares issued and outstanding as of December 31, 2018 and 2017, respectively	50	50
Additional paid-in capital	430,209	422,901
Accumulated deficit	(138,709)	(115,433)
Accumulated other comprehensive loss	(1,320)	—
Total stockholders’ equity	290,230	307,518
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$675,981	$683,606
(1) The balances at December 31, 2017, have been revised to reflect the correction of certain errors that management has determined are not material. Also as the Company adopted the requirements of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, as amended as of January 1, 2018, using the modified retrospective method, there is a lack of comparability to the prior period presented.

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Twelve months ended December 31,
	2018	2017 (1)
Net loss	$(22,280)	$(13,389)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation	4,908	4,228
Depreciation and amortization expense	23,888	22,110
Loss on extinguishment of debt	11,676	—
Non-cash interest expense	4,129	7,252
Loss on disposal of assets	3,205	5
Asset impairment charges	4,266	—
Deferred taxes	(4,604)	(10,895)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	22,219	(12,867)
Unbilled receivables, net	(20,406)	8,865
Inventories, net	(430)	(8,527)
Prepaid expenses	(728)	707
Accounts payable	(10,031)	11,689
Accrued expenses	(1,310)	(350)
Other non-current assets and liabilities	(1,461)	(2,328)
Net cash provided by operating activities	13,041	6,500
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(235,856)
Purchases of property and equipment	(4,932)	(6,419)
Net cash used in investing activities	(4,932)	(242,275)
Cash flows from financing activities:
Proceeds from issuance of term note	290,000	135,000
Principal payments of term loan	(146,625)	(3,375)
Principal payments of convertible senior notes	(126,892)	—
Settlement of capped call transactions	2,118	—
Payment of debt issuance costs	(7,482)	(4,688)
Payment of debt extinguishment costs	(711)	—
Proceeds from revolver	25,000	10,000
Repayment of revolver	(25,000)	(10,000)
Proceeds from stock issuance, net	—	84,586
Other	(216)	213
Net cash provided by financing activities	10,192	211,736
Net increase (decrease) in cash and cash equivalents	18,301	(24,039)
Cash and cash equivalents at beginning of period	17,832	41,871
Cash and cash equivalents at end of period	$36,133	$17,832
Supplemental disclosure of cash flow information:
Cash paid for interest	$20,972	$8,426
Cash (received) paid for income taxes, net	$(91)	$6
(1) The balances for the twelve months ended December 31, 2017, have been revised to reflect the correction of certain errors that management has determined are not material. Also as the Company adopted the requirements of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, as amended as of January 1, 2018, using the modified retrospective method, there is a lack of comparability to the prior period presented.

Non-GAAP Financial Measures
Contract awards, as defined by KeyW, represent the actual or estimated value of contracts received for which funding has or has not been appropriated as well as unexercised priced contract options. Awards may include a contract won, but subsequently protested, future potential task orders expected to be awarded under indefinite delivery/indefinite quantity ("IDIQ"), General Services Administration Schedule or other master agreement contract vehicles, where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future value and funding on future task orders is anticipated.   Due to numerous factors, we may never realize revenue from some of the engagements that are included in our awards.  In addition, the estimated contract value specified under a U.S. Government contract or task order awarded to us is not necessarily indicative of the revenue that we will realize under that contract.
Adjusted EBITDA and adjusted EBITDA margin, as defined by KeyW, are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The adjusted EBITDA reconciliation table and adjusted EBITDA as percentage of full year revenue guidance reconciliation table below provide a reconciliation of these non-U.S. GAAP financial measures to net income (loss) and estimated net income (loss) margin, the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Adjusted EBITDA and adjusted EBITDA margin should not be considered as alternatives to net income, net income margin, operating income or any other measure of financial performance calculated and presented in accordance with U.S. GAAP. Our adjusted EBITDA and adjusted EBITDA margin may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA, adjusted EBITDA margin or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA and adjusted EBITDA margin to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate.
We believe adjusted EBITDA and adjusted EBITDA margin are useful to investors in evaluating our operating performance for the following reasons:

•
we have various non-recurring transactions or non-operating transactions and expenses that directly impact our net income. Adjusted EBITDA is intended to approximate the net cash provided by operations by adjusting for non-recurring or non-operating items; and

•	securities analysts use adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies.
Our board of directors and management use adjusted EBITDA:

•	as a measure of operating performance;

•	to determine a significant portion of management's incentive compensation;

•	for planning purposes, including the preparation of our annual operating budget; and

•	to evaluate the effectiveness of our business strategies.
Although adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect interest expense or interest income;

•	adjusted EBITDA does not reflect cash requirements for income taxes;

•	adjusted EBITDA does not include non-cash expenses related to share based compensation;

•	adjusted EBITDA does not include acquisition and integration costs;

•	adjusted EBITDA does not include non-cash loss on extinguishment of debt;

•	adjusted EBITDA does not include asset impairment charges;

•	adjusted EBITDA does not include other adjustments which are non-recurring expenses;

•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate adjusted EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES
Adjusted EBITDA Reconciliation Table
(in thousands and unaudited)
Table 1

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017 (1)	2018	2017 (1)
Net (loss) income	$(5,501)	$15,571	$(22,280)	$(13,389)
Depreciation	2,989	3,187	11,768	10,700
Intangible amortization	2,721	2,558	12,120	11,416
Share-based compensation	1,407	1,174	4,908	4,228
Loss on extinguishment of debt	81	—	11,676	—
Interest expense, net	6,433	4,663	23,407	17,015
Income tax benefit	(1,165)	(15,901)	(4,734)	(10,862)
Acquisition and integration costs	287	2,986	2,578	21,046
Other adjustments	4,787	—	10,191	—
Adjusted EBITDA	$12,039	$14,238	$49,634	$40,154
(1) The balances for the three and twelve months ended December 31, 2017, have been revised to reflect the correction of certain errors that management has determined are not material. Also as the Company adopted the requirements of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, as amended as of January 1, 2018, using the modified retrospective method, there is a lack of comparability to the prior periods presented.

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